First Amendment to
Amended and Restated
Senior Executive Agreement

RECITALS

On Assignment, Inc. (the “Company”) and Peter Dameris (“Executive”) have entered into an Amended and Restated Senior Executive Agreement dated December 11, 2008 (the “Employment Agreement”).  The Company and Executive desire to amend certain provisions of the Employment Agreement pursuant to this First Amendment to the Amended and Restated Senior Executive Agreement (the “Amendment”), dated March 19, 2009.  For good and valuable consideration, receipt of which is hereby acknowledged by both the Company and Executive, the Company and Executive hereby amend the Employment Agreement as follows:

AMENDMENT

1.     Section 1(b)(i) of the Employment Agreement is deleted and replaced in its entirety by the following:

    (b)       Salary, Bonus and Benefits.

(i)           Salary and Bonus. During the Service Term, effective from and after August 1, 2006, the Company will pay Executive a base salary (the “Annual Base Salary”) as the Board may designate from time to time, at the rate of not less than $635,250 per annum; provided, however, that the Annual Base Salary shall be subject to review annually (beginning in the third quarter of each fiscal year of the Company) by the Board for upward increases thereon.  With respect to calendar year 2006 and thereafter during the Service Period, Executive will be eligible to receive an annual bonus in an amount of up to 120% of Executive’s Annual Base Salary for each fiscal year, as determined by the Compensation Committee of the Board of Directors (the “Compensation Committee”) based upon the Company’s achievement of budgetary and other objectives set by the Compensation Committee after review of a financial performance plan that is prepared by Executive and recommended to the Compensation Committee.  With respect to calendar years 2006, 2007 and 2008, such annual bonus opportunity shall be comprised of (A) a 60% bonus opportunity applicable to achievement of plan targets that are a combination of targets for revenue and EBITDA (“Component A”), and (B) an additional 60% bonus opportunity (thereby making the total bonus opportunity 120% of Executive’s Annual Base Salary) for performance exceeding plan targets based upon revenue and EBITDA performance (“Component B”).  With respect to calendar year 2009, such annual bonus opportunity shall be comprised of three separate, stand-alone bonus opportunities: (1) a  bonus opportunity equal to 60% of Executive’s Annual Base Salary applicable to achievement of an EBITDA target (“Bonus A”), (2) a bonus opportunity of up to 42% of Executive’s Annual Base Salary based on the Company’s attainment of an operating margin (defined as a percentage expression of operating income plus interest, taxes, amortization, depreciation and FAS 123(r) expense) within a range constituting ninety percent (90%) to one hundred percent (100%) of an established operating margin target (“Bonus B”), and (3) a bonus opportunity of up to 18% of Executive’s Annual Base Salary (with the exact amount between 0 and 18% to be determined in the discretion of the Committee) based on the Company attaining a specified cash generation target and/or the Company entering into an amendment to the existing credit facility, on terms acceptable to the Board of Directors of the Company (“Bonus C”). Within 90 days of the beginning of each calendar year during the Service Period, the Compensation Committee will determine, after consultation with Executive, the targets applicable to Executive based on the Company’s performance plan.  All performance plan targets will be defined in terms that exclude the effects of any nonrecurring charges, including without limitation, charges related to goodwill write-offs, acquisitions, dispositions or changes in accounting treatment.  The annual bonus, if any, shall be due and payable to Executive, in cash, on or prior to March 15th of the year immediately following that in which such annual bonus is earned (for the avoidance of doubt, this deadline is intended to comply with the “short-term deferral” exemption from the application of Section 409A).

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The modifications to the Employment Agreement contained in this Amendment shall, except as expressly provided otherwise herein, take effect from and after the date of this Amendment.  Except as expressly provided herein, all terms and conditions of the Employment Agreement shall remain in full force and effect.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Executive and the Company have executed this Amendment as of the date first above written.

EXECUTIVE

By:	/s/Peter Dameris
PETER DAMERIS

ON ASSIGNMENT, INC.

By:	/s/Jonathan Holman
JONATHAN HOLMAN
Its: CHAIRMAN OF COMPENSATION COMMITTEE